EXHIBITS (1) (e)

                    RESOLUTION OF BOARD OF DIRECTORS

                        UNANIMOUS WRITTEN CONSENT OF
                         THE EXECUTIVE COMMITTEE OF
                         THE BOARD OF DIRECTORS OF
                   THE LIFE INSURANCE COMPANY OF VIRGINIA

The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account 4 ("Separate Account 4") on August 19, 1987; and

WHEREAS, The Company wishes to establish three additional investment subdivisions of Separate Account 4 which will invest in shares of the Utility Fund and the Corporate Bond Fund portfolios of the Insurance Management Series and the Contrafund Portfolio of the Variable Insurance Products Fund II.

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create the following additional investment subdivisions of Separate Account 4 which will invest in shares of the mutual fund portfolios set forth below:

      INVESTMENT SUBDIVISION        TO BE INVESTED IN
        IMS Utility - B             Insurance Management Series -
                                    Utility Fund

        IMS Corporate Bond B        Insurance Management Series -
                                    Corporate Bond Fund

        FID Contrafund - B          Variable Insurance Products
                                    Fund II - Contrafund Portfolio

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements as may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President, or any Senior Vice President, and each of the, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.

                     5DEC94                                 12/2/94
----------------------------             --------------------------
 WILLIAM D. BALDWIN     DATE             ROBERT A. BOWEN       DATE


                     12/2/94                                12/2/94
----------------------------             --------------------------
DANIEL T. COX           DATE            SELWYN L. FLOURNOY,JR  DATE


                     12/2/94                                12/7/94
----------------------------             --------------------------
H. GAYLORD HODGES, JR.  DATE            LINDA L. LANAM         DATE


                     12/5/94                                12/2/94
----------------------------             --------------------------
J. GARNETT NELSON       DATE            JOHN J. PALMER         DATE


                     12/2/94
----------------------------
PAUL E. RUTLEDGE III    DATE